EX-35 (e)
WASHINGTON MUTUAL BANK

OFFICER'S CERTIFICATE

ANNUAL STATEMENT OF COMPLIANCE

Re: The servicing agreement dated as of July 1, 2003 (as amended, the "Agreement"), among Washington Mutual Bank, FA as Servicer, Banc of America Mortgage Capital Corporation, as Owner, and Bank of America, N.A. as successor in interest to the Owner with respect to certain mortgage loans purchased prior to the date thereof, and BAFC 2006-4 (the "Securitization").

I, H. John Berens, a Senior Vice President of Washington Mutual Bank (formerly known as Washington Mutual Bank, FA) (the "Servicer"), certify to the Owner, the Depositor and the Master Servicer under the Securitization, the following for the 2006 fiscal year (the "Relevant Year"):

1. A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.


Dated as of February 22, 2007.

/s/ H. John Berens
Name:  H. John Berens
Title: Senior Vice President